EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 5/2/25 to 5/12/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/1/2025	Buy	8,972	8.43
5/2/2025	Buy	12,126	8.48
5/5/2025	Buy	976	8.32
5/8/2025	Buy	20,034	8.45
5/9/2025	Buy	19,649	8.41
5/12/2025	Buy	42,913	8.51